EXHIBIT 99.2

Applied Minerals, Inc. Receives $1.625 Million From Unsolicited Sale of Common Stock

NEW YORK, NY- Oct 1, 2012 - Applied Minerals, Inc. ("Applied Minerals" or the "Company") (OTCQB: AMNL ) is pleased to announce that it has agreed to sell 1.25 million shares of its Common Stock at $1.30 per share for net proceeds of $1.625 million to funds managed by SLZ Capital Management LLC ("SLZ" or the "Investor") in a privately negotiated, unsolicited sale. No broker was used and no commission was paid as part of this transaction.

The proceeds from the financing will be used for general corporate purposes. The Company is not contemplating any follow-on offerings at this time.

About Applied Minerals, Inc.

Applied Minerals is the leading producer of Halloysite Clay solutions from its wholly-owned Dragon Mine property in Utah. Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Additional information on the company can be found on our company website at www.appliedminerals.com.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations
Jordan M. Darrow
Darrow Associates
631-367-1866
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